EXHIBIT 10.6
May __, 2023

James Barna

Re: Retention Award

Dear Jim:

In recognition of your importance to the continued success of Diebold Nixdorf, Incorporated and its subsidiaries and affiliated companies (collectively, the “Company”), you have been selected to receive a cash retention award (the “Retention Award”) in accordance with the terms of this letter.

1.Retention Award.

You are eligible to receive a Retention Award in the amount of $100,000.00. The Retention Award will be payable as soon as practicable after the date hereof but in any event within seven (7) days after the date hereof (the “Payment Date”), subject to your continued employment through the Payment Date and the terms set forth in this letter.

2.Retention Award Subject to Clawback.

Where applicable under local law, if prior to the one-year anniversary of the Payment Date, you voluntarily resign or the Company terminates your employment for Cause, then you must repay the entire after-tax value of your Retention Award to the Company within 30 days following your resignation or the “for Cause” termination of your employment. You are not entitled to a pro-rated Retention Award based upon the date your employment terminates for Cause or your voluntary resignation. This is a full recourse obligation to you, meaning that you are personally liable for any repayment obligation under this letter and the Company may take any collection actions it deems necessary. For the purposes of this letter, “Cause” shall have the meaning set forth in the US Senior Leadership Severance Plan.

3.Confidentiality.

This letter, the fact that you may receive a Retention Award under this letter and the amount of your Retention Award are confidential and should not be discussed with anyone other than members of your family and your financial and legal advisors, provided that before discussing with such persons, you will obtain assurances that they will also keep the terms of this letter confidential.

4.No Right to Continued Employment.

Nothing in this letter will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time, subject to the terms of your written employment contract, if any, and local law.

5.Taxes; Section 409A.

All payments under this letter will be less any taxes required to be withheld under applicable federal, state or local law. This letter is intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code (to the extent applicable) and this letter shall be administered in a manner consistent with this intent. In no event, however, will this Section 5 or any other provision of this letter be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or Retention Award made pursuant to, this letter.

6.Benefits Bearing.

Your Retention Award is not part of your base pay or basic pay nor shall it be taken into account as a regular annual bonus for purposes of computing the amount of compensation used to determine any retirement, separation or severance benefit or other benefit under any Company benefit plan or arrangement, unless required by applicable law.

7.No Assignments; Successors.

This letter is personal to you and you may not assign or delegate any right or obligation under it. This letter will inure to the benefit of any successor to the Company.

8.Governing Law.

This letter will be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to principles of conflict of laws.

9.Counterparts.

This letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.Entire Agreement; Amendment.

This letter constitutes the entire agreement between you and the Company with respect to the Retention Award and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Award, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

We look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to Lisa Radigan as soon as possible in order to receive your Retention Award, which will otherwise be forfeited.
Acknowledged and agreed:
__________________________
James Barna

Date:_____________________